Exhibit 99.1

             Hercules Announces Record Fourth Quarter and
                   Year-End 2006 Financial Results

         Declares Sixth Consecutive Dividend, $0.30 Per Share


    PALO ALTO, Calif.--(BUSINESS WIRE)--Feb. 7, 2007--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), a leading specialty finance company providing growth financing to venture capital and private equity sponsored companies in the technology and life science industries, today announced its financial results for the fourth quarter and year ended December 31, 2006, and the declaration of its sixth consecutive quarterly dividend.

    "We are extremely pleased with our performance and achievements during 2006. During the year, we demonstrated our ability to originate new investment opportunities by entering into $242.5 million of debt and equity commitments and funding a total of $196.0 million of such commitments to 38 portfolio companies. We also significantly bolstered our balance sheet and permanent capital base by raising gross proceeds of $151.0 million from the sale of common stock and successfully increasing our credit facility by an additional $50.0 million with Citibank to $150.0 million in borrowing capacity. In addition, we recognized approximately $3.3 million of realized gains from four exit events with an IRR in excess of 30% from each of the portfolio investments. We have also expanded our origination team and added geographic locations as we continue to expand our national presence," said Manuel A. Henriquez, Chairman and CEO of Hercules.

    "Our results for the fourth quarter and 2006 serve as a testimony to Hercules growing brand awareness within the venture market place. It is our goal to create a financing platform to offer technology and life science companies a broad offering of structured financing solutions to meet their needs throughout their life cycle, from seed financing to post IPO needs. I am very proud of our team's accomplishments in 2006. We continue to demonstrate the ability to grow our investment portfolio and diversify our product offerings to companies at all stages of development while maintaining our credit performance," commented Henriquez.

    Highlights for the Fourth Quarter ended December 31, 2006 included:

    -- Revenues were approximately $8.7 million, a 100% increase compared with $4.3 million in the fourth quarter of 2005.

    -- Net investment income before taxes increased to $3.5 million or $0.21 per share compared with $941,000 or $0.10 per share in Q4 2005, an increase of 271%.

    -- Net income was approximately $3.9 million or $0.23 per share on a weighted average of 16.9 million basic shares outstanding during the quarter measured against a loss of $200,000 or $0.02 per share on 9.8 million weighted average shares outstanding at December 31, 2005.

    -- New debt commitments increased by $32.5 million to four new portfolio companies and $6.0 million to one existing portfolio company.

    -- Debt investments funded in the quarter totaled approximately $63.0 million to 16 new and existing portfolio companies.

    -- Total debt and equity investment portfolio value as of year end was $283.2 million in 56 portfolio companies.

    -- Successfully completed two equity offerings generating gross proceeds of approximately $110.0 million, on the sale of 8.2 million shares.

    -- Paid a dividend of $0.30 per share representing the fifth consecutive quarterly dividend.

    Henriquez also commented, "Our investment portfolio of both debt and equity continues to expand, affording us the ability to leverage our cost structure and in turn drive our revenue and profitability. We continue to see a robust deal pipeline of potential investing opportunities leading into 2007. In addition, our growing warrant and equity portfolio should allow us to participate in additional new exit events or warrant realization in calendar 2007 and beyond, subject to market conditions. As of the end of 2006, our warrant portfolio offers us the opportunity to invest approximately $31.6 million, by exercising our warrants, in the equity of our portfolio companies. This growing warrant portfolio coupled with our existing direct equity portfolio of approximately $8.1 million at fair value as of December 31, 2006, affords us the ability to potentially harvest additional returns to support our dividends or retaining those gains to grow our book value for the benefit of our shareholders. In terms of market conditions, we remain optimistic that the recent M&A activities for venture backed companies may continue in 2007, while the technology IPO market is beginning to show increasing signs of life."

    Highlights for the Year ended December 31, 2006:

    -- Revenues approximated $29.5 million for 2006, were a record and represented a 177% increase from $10.7 million in 2005.

    -- Record net investment income before provision for income tax was $11.1 million, or $0.83 per share, including FASB 123R compared to 2005 net investment income of $1.5 million, or $0.22 per share, representing an increase of 629%.

    -- Total new debt commitments during 2006 were $239.5 million to 32 portfolio companies, as compared to $211.0 million to 28 companies in the year 2005.

    --  Total debt funding for 2006 totaled $193.0 million to 35 portfolio companies, as compared to $175.3 million to 28 portfolio companies in the prior year.

    -- Total unfunded debt commitments were $55.5 million as of December 31, 2006. This figure compares to $30.5 million of unfunded debt commitments as of December 31, 2005.

    -- New equity investments during 2006 totaled $3.0 million to five portfolio companies, compared to $3.5 million to six portfolio companies in 2005.

    -- Recorded realized gains of approximately $3.3 million, attributed to sales of warrants and equity held in four portfolio companies.

    -- Overall weighted average yield to maturity on the loan portfolio was 12.64%, down slightly compared to 12.87% in 2005 attributed to expansion to both early stage companies and asset based financing offered to more mature companies seeking revolver type financing solutions.

    -- Declared and paid $1.20 in dividends during 2006 of which 88.5% represented ordinary income.

    Fourth Quarter Review and Operating Results

    During the quarter, Hercules entered into agreements to provide debt financing of $38.5 million to four new portfolio companies and one existing portfolio company. Also during the period, Hercules funded $18.3 million in debt investments to these four new portfolio companies and funded an additional $44.7 million to 12 existing portfolio companies.

    Proceeds from principal repayments were approximately $16.8 million. These repayments comprised normal amortization of principal of approximately $8.9 million, early repayments of approximately $2.5 million from one well-performing portfolio company, repayments of $4.7 million from two portfolio companies that were acquired and a $700,000 pay-down on a revolving working capital line.

    The fair value of Hercules' portfolio as of December 31, 2006 was approximately $283.2 million, representing investments in 56 portfolio companies. This is an increase of $106.6 million over the $176.7 million as of December 31, 2005, which represented investments in 31 portfolio companies. Included in the amounts noted above is the fair value of the Company's warrant and equity portfolio. As of December 31, 2006 the fair value of the equity portfolio was $8.1 million representing investments in 11 portfolio companies. There were seven equity investments representing a fair value of approximately $4.9 million as of December 31, 2005.

    The fair value of Hercules warrant portfolio was $8.4 million at December 31, 2006. This represents warrants held in 54 companies, an increase of 64% from $5.2 million in the fourth quarter of 2005. These warrant holdings would allow Hercules to invest $31.6 million in the equity of its portfolio companies.

    As of December 31, 2006, Hercules' unfunded debt commitments were approximately $55.5 million to 16 portfolio companies. In addition, the Company executed non-binding terms sheets with three prospective portfolio companies, representing approximately $16.0 million. These proposed investments are subject to the completion of the Company's due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies.

    The overall weighted average yield to maturity on the Company's loan portfolio was approximately 12.64% as of December 31, 2006. Yields to maturity are computed using interest rates at inception of the loan, and include amortization of loan facility fees, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and are based on the assumption that all contractual loan commitments have been fully funded.

    The continued growth of Hercules debt investments led to revenues during the period of $8.7 million, a 100% increase compared to $4.3 million in the fourth quarter of 2005.

    Net investment income before provision for income taxes for the fourth quarter was approximately $3.5 million, compared with approximately $941,000 in the fourth quarter of 2005, an increase of 271%. Net investment income before provision for income taxes on a basic per share basis during the fourth quarter of 2006 was $0.21 per share, based upon 16.9 million weighted average basic shares outstanding, and compared with $0.10 per share in the comparable quarter of 2005, based on 9.8 million weighted average basic shares outstanding.

    During the fourth quarter of 2006, the Company recognized net realized and unrealized gains of approximately $447,000. The net gains were generated from realized gains of approximately $1.0 million on the sale of warrants of one portfolio company and the sale of common stock in one additional portfolio company offset by net unrealized losses and changes in the portfolio.

    The yield to maturity and operating results drove net income during the fourth quarter of 2006 to $3.9 million compared with a net loss of $200,000 in the fourth quarter of 2005. Basic net income was $0.23 per share, based upon 16.9 million weighted average basic shares outstanding, as compared with a net loss of $0.02 per share in the comparable quarter of 2005, based upon 9.8 million weighted average basic shares outstanding.

    During 2006, Hercules declared and distributed $1.20 in dividends to its shareholders. Hercules has determined that it has met the tests under the IRS regulations to be taxed as a Regulated Investment Company ("RIC") as of January 1, 2006 and will make that election in conjunction with the filing of its 2006 tax return. Accordingly, 88.5% of the dividends to its shareholders represent ordinary income for tax purposes comprised of operations from 2006 and the distribution of accumulated earnings and profits and 11.5% represents a return of capital.

    Liquidity and Capital Resources

    At December 31, 2006, net assets were approximately $255.4 million, with a net asset value per share of $11.65.

    In December 2006, the Company used $50.0 million of the proceeds from the equity offering to reduce our debt to $41.0 million as of December 31, 2006. As of December 31, 2006 Hercules had $109.0 million available for future borrowings, subject to existing terms and advance rates, under its $150.0 million credit facility with Citibank.

    On January 30, 2007, Hercules received notification from the United States Small Business Administration "SBA" that its initial application for leverage under its Small Business Investment Company "SBIC" license was approved allowing Hercules to commence drawing up to $50.0 million of leverage under its first tranche of capital from the SBA.

    The Company ended the fourth quarter with $16.4 million in cash and cash equivalents.

    Portfolio Asset Quality

    In light of these current and historical activities, as of December 31, 2006, grading of the debt portfolio, excluding warrants and equity investments was as follows:



Grade 1 Investments totaled approximately $9.2 million or 3.5% of the total portfolio
Grade 2 Investments totaled approximately $220.4 million or 82.5% of the total portfolio
Grade 3 Investments totaled approximately $29.3 million or 11% of the total portfolio
Grade 4 Investments totaled approximately $7.8 million or 3% of the total portfolio
Grade 5 Investments totaled approximately $0 million or 0% of the total portfolio


    At December 31, 2006, the weighted average loan grade of Hercules' loan portfolio based on Management's assessment was 2.14 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.17 as of September 30, 2006. Hercules' policy is to adjust the grading on its portfolio companies as they approach the point in time when they will require additional equity capital. As expected, various companies in the portfolio will require additional funding in the near term and have therefore been downgraded until the potential new equity funding is complete.

    During the fourth quarter, one previously graded 4 company and one previously graded 3 company fully repaid their outstanding debt balances upon the sale of the companies having a positive effect on the overall portfolio grading.

    Hercules' portfolio diversification at fair value as of December 31, 2006 within the technology and life sciences industries was approximately as follows:

    --  41.0% in biopharmaceutical companies

    --  14.0% in software companies

    --  11.0% in electronics and computer hardware

    --  7.0% in consumer and business product companies

    --  7.0% in medical device and equipment companies

    --  7.0% in communications and networking companies

    --  4.0% in Internet companies

    --  6.0% in semiconductor companies

    --  3.0% in energy companies

    "While we continue to see a robust pipeline of opportunities across all stages of the technology and life sciences spectrum, our investments in the life sciences - biopharmaceutical sector tend to emulate the current trend of investing by venture capitalists. In the near term, we believe this composition will remain relatively unchanged, however, we continue to evaluate all opportunities without a specific focus on any one sector or stage," commented Henriquez.

    Subsequent Events

    On January 3, 2007, in connection with our capital raise of approximately $78 million December 2006, the underwriters exercised their over-allotment option and purchased an additional 840,000 shares of our common stock for additional gross proceeds to the company of approximately $11 million.

    The Board of Directors declared a fourth quarter dividend of $0.30 per share. The dividend will be payable on March 19, 2007 to shareholders of record as of February 19, 2007. The ex-dividend date is February 15, 2007. This was the Company's sixth consecutive dividend declaration since its initial public offering, and brings the total cumulative dividend declared to date to $1.525 per share.

    Conference Call

    Hercules has scheduled its 2006 fourth quarter and year-end financial results conference call for February 7, 2007 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (800) 320-2978 or (617) 614-4923 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter passcode 46156746.

    The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules website at http://www.HerculesTech.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the website for 12 months.

    About Hercules Technology Growth Capital, Inc.:

    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing growth financing to venture capital and private equity sponsored companies in the technology and life science industries. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules' strategy is to evaluate and invest in a broad range of ventures active in technology and life science industries and to offer a full suite of growth capital products up and down the capital structure to prospective clients ranging from early-stage growth to expansion stage companies. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital.

    For more information, please visit www.HerculesTech.com, or www.HTGC.com. Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call (650) 289-3060.

    Forward-Looking Statements:

    The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.



               HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
          CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

                                                  December 31,
                                           ---------------------------
Assets                                         2006          2005
                                           ------------- -------------

Investments, at value (cost of
 $279,946,465 and $176,004,865,
 respectively)                             $283,233,751  $176,673,226
Deferred loan origination revenue            (3,450,971)   (2,729,982)
Cash and cash equivalents                    16,404,214    15,362,447
Interest receivable                           2,906,831     1,479,375
Prepaid expenses                                538,348     1,310,594
Deferred Tax Asset                                    -     1,454,000
Property and equipment, net                     829,494        77,673
Other assets                                    680,542        20,546
                                           ------------- -------------
Total assets                                301,142,209   193,647,879

Liabilities
Accounts payable                                540,376       150,081
Income tax payable                                    -     1,709,000
Accrued liabilities                           4,189,011     1,436,468
Short-term loan payable                      41,000,000    76,000,000
                                           ------------- -------------
Total liabilities                            45,729,387    79,295,549
                                           ------------- -------------
Net assets                                 $255,412,822  $114,352,330
                                           ============= =============


Net assets consist of:
  Par value                                $     21,927  $      9,802
  Capital in excess of par value            259,151,229   114,524,833
  Unrealized appreciation on investments      2,807,946       353,093
  Accumulated realized gains (losses) on
   investments                               (1,069,290)      481,694
  Distributions in excess of investment
   income                                    (5,498,990)   (1,017,092)
                                           ------------- -------------
Total net assets                           $255,412,822  $114,352,330
                                           ============= =============

Shares of common stock outstanding ($0.001
 par value, 30,000,000 authorized)           21,927,034     9,801,965
                                           ============= =============

Net asset value per share                  $      11.65  $      11.67
                                           ============= =============




               HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
                       STATEMENTS OF OPERATIONS

                       Three Months Ended        Year         Year
                          December 31,          Ended        Ended
                    ------------------------ December 31, December 31,
                       2006         2005         2006         2005
                    ------------ ----------- ------------ ------------
Investment income:
  Interest          $ 7,770,428  $3,976,210  $26,278,090  $ 9,791,214
  Fees                  918,950     363,638    3,230,366      875,429
                    ------------ ----------- ------------ ------------
Total investment
 income               8,689,379   4,339,848   29,508,456   10,666,643
Operating expenses:
  Interest            1,315,469     770,319    5,770,485    1,800,536
  Loan fees             122,750     411,840      809,907    1,098,507
  Compensation and
   benefits           2,201,549   1,353,860    5,778,862    3,705,784
  General and
   administrative     1,368,350     805,658    5,408,785    2,285,038
  Stock-based
   compensation         189,000      57,000      617,600      252,000
                    ------------ ----------- ------------ ------------
Total operating
 expenses             5,197,118   3,398,677   18,385,639    9,141,865

Net investment
 income before
 provision for
 income tax and
 investment gains
 and losses           3,492,261     941,171   11,122,817    1,524,778
Income tax expense            -    (255,000)     643,088      255,000
                    ------------ ----------- ------------ ------------
Net investment
 income (loss)        3,492,261     686,171   10,479,729    1,269,778
Net realized and
 unrealized gain
 (loss)                 447,323    (885,695)     903,869      834,787
                    ------------ ----------- ------------ ------------
Net increase in net
 assets resulting
 from operations    $ 3,939,584  $ (199,524) $11,383,598  $ 2,104,565
                    ============ =========== ============ ============

Net investment loss
 per common share:
  Basic             $      0.21  $     0.10  $      0.83  $      0.22
                    ============ =========== ============ ============
  Diluted           $      0.20  $     0.10  $      0.82  $      0.22
                    ============ =========== ============ ============

Net income (loss)
 per common share:
  Basic             $      0.23  $    (0.02) $      0.85  $      0.30
                    ============ =========== ============ ============
  Diluted           $      0.23  $    (0.02) $      0.84  $      0.30
                    ============ =========== ============ ============

Weighted average
 shares outstanding
  Basic              16,897,000   9,802,000   13,352,000    6,939,000
                    ============ =========== ============ ============
  Diluted            17,196,000   9,802,000   13,527,000    7,016,000
                    ============ =========== ============ ============



    CONTACT: Hercules Technology Growth Capital, Inc.
             Main, 650-289-3060
             info@herculestech.com
             David Lund, 650-289-3077
             dlund@herculestech.com